Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of the 20th day of May, 2020 by and between Industrial Property Trust, a Maryland real estate investment trust (the “Company”), and John P. Woodberry, a director and/or officer of the Company (the “Indemnitee”).

RECITALS

WHEREAS, the interpretation of statutes, regulations and charter and bylaw provisions regarding indemnification of directors and officers may be too uncertain to provide such directors and officers with adequate notice of the legal, financial and other risks to which they may be exposed by virtue of their service as such; and

WHEREAS, damages sought against directors and officers in stockholder or similar litigation may be substantial, and the costs of defending such actions and of judgments in favor of plaintiffs or of settlement therewith may be prohibitive for individual directors and officers, without regard to the merits of a particular action and without regard to the culpability of, or the receipt of improper personal benefit by, any named director or officer; and

WHEREAS, the long period of time which may elapse before final disposition of such litigation may impose undue hardship and burden on a director or officer or his estate in maintaining a proper and adequate defense of himself or his estate against claims for damages; and

WHEREAS, the Company is organized under the Maryland General Corporation Law (the “MGCL”), and Section 2-418 of the MGCL empowers corporations to indemnify and advance expenses of litigation to a person serving as a director, officer, employee or agent of a corporation and to persons serving at the request of the corporation, while a director of a corporation, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, and further provides that the indemnification and advancement of expenses set forth in the MGCL are not “exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office;” and

WHEREAS, the charter of the Company, as it may be amended or amended and restated from time to time (the “Charter”), provides that the Company shall indemnify and hold harmless directors, officers, advisors or affiliates, as such terms are defined in the Charter; and

WHEREAS, the Board of Directors of the Company (the “Board”) has concluded that it is in the best interests of the Company to enter into an agreement to indemnify in a reasonable and adequate manner the Indemnitee and to assume for itself maximum liability for expenses and damages in connection with claims lodged against him for his decisions and actions as a director and/or officer of the Company;

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

Section 1.1.“Applicable Legal Rate” shall mean a fixed rate of interest equal to the applicable federal rate for mid-term debt instruments as of the day that it is determined that the Indemnitee must repay any advanced expenses.

Section 1.2.“Change in Control” shall mean a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, after the Effective Date (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of all of the Company’s then-outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person’s attaining such percentage interest; (b) the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Directors then in office, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (c) at any time, a majority of the members of the Board of Directors are not individuals (i) who were directors as of the Effective Date or (ii) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of the directors then in office who were directors as of the Effective Date or whose election or nomination for election was previously so approved.

Section 1.3.“Corporate Status” shall mean the status of a person who is or was a director, officer, employee or agent of the Company, or a member of any committee of the Board, and the status of a person who, while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, trustee, officer, partner (including service as a general partner of any limited partnership), manager, managing member, fiduciary, employee or agent of another foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, other incorporated or unincorporated entity or enterprise or employee benefit plan. As a clarification and without limiting the circumstances in which the Indemnitee may be serving at the request of the Company, service by the Indemnitee shall be deemed to be at the request of the Company: (a) if the Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any corporation, real estate investment trust, partnership, limited liability company, joint venture, trust or other incorporated or unincorporated entity or enterprise (i) of which a majority of the voting power or equity interest is owned directly or indirectly by the Company or (ii) the management of which is controlled directly or indirectly by the Company, or (b) if, as a result of the Indemnitee’s service to the Company or any of its affiliated entities, the Indemnitee is subject to duties by, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as a deemed fiduciary thereof.

Section 1.4.“Disinterested Director” shall mean a director of the Company who neither is nor was a party to the Proceeding in respect of which indemnification and/or advance of Expenses is being sought by the Indemnitee.

Section 1.5.“Effective Date” shall mean the date set forth in the first paragraph of this Agreement.

Section 1.6.“Expenses” shall mean without limitation expenses of Proceedings including all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, investigation fees and expenses, accounting and witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in or otherwise participating in a Proceeding. “Expenses” shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium for, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

Section 1.7.“Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (a) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (b) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

Section 1.8.“Liabilities” shall mean liabilities of any type whatsoever, including, without limitation, any judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) in connection with the investigation, defense, settlement or appeal of any Proceeding or any claim, issue or matter therein.

Section 1.9.“Proceeding” shall mean any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and the Indemnitee. If the Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

ARTICLE II

TERMINATION OF AGREEMENT

This Agreement shall continue until, and terminate upon the later to occur of (a) the date that the Indemnitee shall have ceased to serve as a director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, other incorporated or unincorporated entity or enterprise or employee benefit plan that such person is or was serving in such capacity at the request of the Company and (b) the date that the Indemnitee is no longer subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by the Indemnitee pursuant to Section 6.3 of this Agreement).

ARTICLE III

SERVICE BY INDEMNITEE, NOTICE OF PROCEEDINGS

AND DEFENSE OF CLAIMS

Section 3.1.Notice of Proceedings. The Indemnitee shall notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding, but the Indemnitee’s failure to so notify the Company shall not disqualify the Indemnitee from the right, or otherwise affect in any manner any right of the Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually prejudiced.

Section 3.2.Defense of Claims. The Company shall have the right to defend the Indemnitee in any Proceeding (except a Proceeding brought by the Indemnitee under Section 6.3 of this Agreement) which may give rise to indemnification hereunder; provided, however, that the Company shall notify the Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 3.1 above. Notwithstanding the foregoing sentence, if in a Proceeding to which the Indemnitee is a party by reason of the Indemnitee’s Corporate Status, (a) the Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (b) the Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between the Indemnitee and the Company, or (c) if the Company fails to assume the defense of such Proceeding in a timely manner, the Indemnitee shall be entitled to be represented by separate legal counsel of the Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from the Indemnitee the benefits intended to be provided to the Indemnitee hereunder, the Indemnitee shall have the right to retain counsel of the Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, at the expense of the Company (subject to Section 6.4 of this Agreement), to represent the Indemnitee in connection with any such matter.

Section 3.3.Settlement of Claims. The Company shall not, without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which (a) includes an admission of fault of the Indemnitee, (b) does not include, as an unconditional term thereof, the full release of the Indemnitee from all Liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to the Indemnitee, or (c) would impose any Expense or Liability on Indemnitee.

ARTICLE IV

INDEMNIFICATION

Section 4.1.General. Upon the terms and subject to the limitations set forth in this Agreement, the Company shall indemnify, and advance Expenses to, the Indemnitee (a) as provided in this Agreement and (b) as otherwise permitted by Maryland law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to the Indemnitee hereunder based on Maryland law as in effect on the Effective Date. Subject to the limitations set forth in this Agreement, the rights of the Indemnitee provided in this Section 4.1 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the MGCL.

Section 4.2.Standard for Indemnification. Subject to the limitations in Section 4.5, if, by reason of the Indemnitee’s Corporate Status, the Indemnitee is, or is threatened to be, made a party to any Proceeding, the Indemnitee shall be indemnified against all Liabilities and all Expenses actually and reasonably incurred by him or on his behalf in connection with any such Proceeding unless it is established by clear and convincing evidence that (a) the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

Section 4.3.Indemnification of a Party Who is Wholly or Partly Successful. Subject to the limitations in Section 4.5, to the extent that the Indemnitee was or is, by reason of the Indemnitee’s Corporate Status, a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, the Indemnitee shall be indemnified by the Company against all Expenses and Liabilities actually and reasonably incurred by or for him in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses and Liabilities actually and reasonably incurred by or for him in connection with each successfully resolved claim, issue or matter in such Proceeding, allocated on a reasonable and proportionate basis. The termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed a successful result as to such claim, issue or matter.

Section 4.4.Indemnification and Advance of Expenses as Witness or Other Participant. Subject to the limitations in Section 4.5, to the extent that the Indemnitee is or may be, by reason of the Indemnitee’s Corporate Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other party, and to which the Indemnitee is not a party, he shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith within ten days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee.

Section 4.5.Specific Limitations on Indemnification. Except as set forth in Section 4.6 and notwithstanding anything else in this Agreement to the contrary, the Indemnitee shall not be entitled to:

(a)indemnification for any loss or liability unless all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such loss or liability was not the result of negligence or misconduct, or, if the Indemnitee is an independent director, gross negligence or willful misconduct; and (iv) such indemnification is recoverable only out of the Company’s net assets and not from the Company’s stockholders;

(b)indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws;

(c)indemnification hereunder if the Proceeding was one by or in the right of the Company and the Indemnitee is adjudged to be liable to the Company;

(d)indemnification hereunder if the Indemnitee is adjudged to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in the Indemnitee’s Corporate Status; or

(e)indemnification or advance of Expenses hereunder if the Proceeding was brought by the Indemnitee, unless: (i) the Proceeding was brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 6.4 of this Agreement, or (ii) the Charter, the Company’s bylaws, as the same may be in effect from time to time (the “Bylaws”), a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provide otherwise.

Section 4.6.Court-Ordered Indemnification. Subject to the limitations in Section 4.5(a) and (b), a court of appropriate jurisdiction, upon application of the Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Company in the following circumstances, which order shall not be subject to the limitations in Section 4.5(c), (d) and (e):

(a)if such court determines that the Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case the Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b)if such court determines that the Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses.

ARTICLE V

ADVANCEMENT OF EXPENSES

If by reason of the Indemnitee’s Corporate Status, the Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall, without requiring a preliminary determination of the Indemnitee’s ultimate entitlement to indemnification hereunder, advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with (a) such Proceeding which is initiated by a third party who is not a stockholder of the Company, or (b) such Proceeding which is initiated by a stockholder of the Company acting in his or her capacity as such and for which a court of competent jurisdiction specifically approves such advancement, and which relates to acts or omissions with respect to the performance of duties or services on behalf of the Company. Such advance or advances shall be made within ten days after the receipt by the Company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding and may be in the form of, in the reasonable discretion of the Indemnitee (but without duplication), (a) payment of such Expenses directly to third parties on behalf of the Indemnitee, (b) advancement to the Indemnitee of funds in an amount sufficient to pay such Expenses or (c) reimbursement to the Indemnitee for the Indemnitee’s payment of such Expenses. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee and shall include or be preceded or accompanied by a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking (the “Undertaking”) by or on behalf of the Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to the Indemnitee, together with the Applicable Legal Rate of interest thereon, relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established, by clear and convincing evidence, that the standard of conduct has not been met by the Indemnitee and which have not been successfully resolved as described in Section 4.3 of this Agreement. To the extent that Expenses advanced to the Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Article V shall be an unlimited general obligation by or on behalf of the Indemnitee and shall be accepted without reference to the Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

ARTICLE VI

PROCEDURE FOR PAYMENT OF LIABILITIES;

DETERMINATION OF RIGHT TO INDEMNIFICATION

Section 6.1.Procedure for Payment. To obtain indemnification for Liabilities under this Agreement, the Indemnitee shall submit to the Company a written request for payment, including with such request such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether, and to what extent, the Indemnitee is entitled to indemnification and payment hereunder. The Indemnitee may submit one or more such requests from time to time and at such time(s) as the Indemnitee deems appropriate in his sole discretion. The officer of the Company receiving any such request from the Indemnitee, promptly upon receipt of the request, shall advise the Board of Directors, in writing, of such request.

Section 6.2.Determination of Entitlement to Indemnification. Upon written request by the Indemnitee for indemnification pursuant to Section 6.1 above, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall promptly be made in the specific case: (a) if a Change in Control shall have occurred, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, which Independent Counsel shall be selected by the Indemnitee and approved by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval will not be unreasonably withheld; or (b) if a Change in Control shall not have occurred, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Directors consisting solely of one or more Disinterested Directors, (ii) if Independent Counsel has been selected by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by the Indemnitee, which approval shall not be unreasonably withheld, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee or (iii) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten days after such determination. The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (b)(ii) of this Section 6.2. Any Expenses incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold the Indemnitee harmless therefrom. The Company shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 6.3.Remedies of Indemnitee.

(a)If (i) a determination is made pursuant to Section 6.2 of this Agreement that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 4.4 or Article V of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6.2 of this Agreement within 60 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4.3 or 4.4 of this Agreement within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to any other section of this Agreement or the Charter or Bylaws is not made within ten days after a determination has been made that the Indemnitee is entitled to indemnification, the Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses. Alternatively, the Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 6.3(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by the Indemnitee to enforce his rights under Section 4.3 of this Agreement. Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)In any judicial proceeding or arbitration commenced pursuant to this Section 6.3, the Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be. If the Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 6.3, the Indemnitee shall not be required to reimburse the Company for any advances pursuant to Article V of this Agreement until a final determination is made with respect to the Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 6.3 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(c)If a determination shall have been made pursuant to Section 6.2 of this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 6.3, absent a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

Section 6.4.Expenses under this Agreement. In the event that the Indemnitee is successful in seeking, pursuant to Section 6.3, a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 6.5.Interest. Interest shall be paid by the Company to the Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay for (a) the period commencing with either the tenth day after the date on which the Company was requested to advance Expenses in accordance with Section 4.4 or Article V of this Agreement or the 60th day after the date on which the Company was requested to make the determination of entitlement to indemnification under Section 6.2 of this Agreement, as applicable, and (b) ending on the date such payment is made to the Indemnitee by the Company.

ARTICLE VII

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

Section 7.1.Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person, persons, entity or entities making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement if the Indemnitee has submitted a request for indemnification in accordance with Section 6.1 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

Section 7.2.Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

Section 7.3.Reliance as Safe Harbor. For purposes of any determination of whether any act or omission of the Indemnitee met the requisite standard of conduct described herein for indemnification, each act of the Indemnitee shall be deemed to be have met such standard if the Indemnitee’s action is based on the records or books of accounts of the Company, including financial statements, or on information supplied to the Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. The provisions of this Section 7.3 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement or under applicable law.

Section 7.4.Actions of Others. The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, other incorporated or unincorporated entity or enterprise or employee benefit plan shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.

ARTICLE VIII

INSURANCE; COORDINATION OF PAYMENTS; CONTRIBUTION

The Company will use commercially reasonable efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors, with the advice of counsel, covering the Indemnitee or any claim made against the Indemnitee by reason of his Corporate Status and covering the Company for any indemnification or advance of Expenses made by the Company to the Indemnitee for any claims made against the Indemnitee by reason of his Corporate Status. In the event of a Change in Control, the Company will use commercially reasonable efforts to maintain in force any and all directors and officers liability insurance policies that were maintained by the Company immediately prior to the Change in Control for a period of six years with the insurance carrier or carriers and through the insurance broker in place at the time of the Change in Control; provided, however, (i) if the carriers will not offer the same policy and an expiring policy needs to be replaced, a policy substantially comparable in scope and amount shall be obtained and (ii) if any replacement insurance carrier is necessary to obtain a policy substantially comparable in scope and amount, such insurance carrier shall have an AM Best rating that is the same or better than the AM Best rating of the existing insurance carrier. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify the Indemnitee for any payment by the Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all Liabilities and Expenses incurred by the Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence. The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or the Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which the Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to the Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4.2 or due to the provisions of Section 4.5, then, with respect to any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu of indemnifying and holding harmless the Indemnitee, shall pay, in the first instance, the entire amount incurred by the Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring the Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against the Indemnitee.

ARTICLE IX

MISCELLANEOUS

Section 9.1.Non-Exclusivity. The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under any provision of law, the Charter, the Bylaws, any agreement or a resolution of stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise, and to the extent that during the term of this Agreement the rights of the then-existing directors and officers of the Company are more favorable to such directors or officers than the rights currently provided to the Indemnitee under this Agreement, the Indemnitee shall be entitled to the full benefits of such more favorable rights. Unless consented to in writing by the Indemnitee, no amendment, alteration, rescission or replacement of this Agreement or any provision hereof which would in any way limit the benefits and protections afforded to an Indemnitee hereby shall be effective as to such Indemnitee with respect to any action or inaction by such Indemnitee in the Indemnitee’s Corporate Status prior to such amendment, alteration, rescission or replacement, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration, rescission or replacement. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

Section 9.2.Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 9.3.Reports to Stockholders. To the extent required by the MGCL, the Company shall report in writing to its stockholders the payment of any amounts for indemnification of, or advance of Expenses to, the Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of stockholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 9.4.Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand, by courier or by telegram and receipted for by the party to whom said notice or other communication shall have been directed at the time indicated on such receipt; (ii) if by facsimile at the time shown on the confirmation of such facsimile transmission; or (iii) if by U.S. certified or registered mail, with postage prepaid, on the third business day after the date on which it is so mailed:

If to the Indemnitee, as shown with the Indemnitee’s signature below.

If to the Company, to:

Industrial Property Trust
518 17th Street, 17th Floor
Denver, CO 80202
Attention: Chief Legal Officer
Facsimile No. (303) 869-4602

or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

Section 9.5.Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Maryland, without application of the conflict of laws principles thereof.

Section 9.6.Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue to the extent provided in Article II above as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, other incorporated or unincorporated entity or enterprise or employee benefit plan that such person is or was serving in such capacity at the request of the Company, and shall inure to the benefit of the Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 9.7.Equitable Relief. The Company and the Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause the Indemnitee irreparable harm. Accordingly, the parties hereto agree that the Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, the Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of the Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

Section 9.8.Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy with respect to any occurrence on one occasion shall not be deemed a waiver of such right or remedy with respect to such occurrence on any other occasion.

Section 9.9.Entire Agreement. This Agreement, constitutes the entire agreement and understanding among the parties hereto in reference to the subject matter hereof; provided, however, that the parties acknowledge and agree that the Charter contains provisions on the subject matter hereof and that this Agreement is not intended to, and does not, limit the rights or obligations of the parties hereto pursuant to such Charter.

Section 9.10.Titles. The titles to the articles and sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provisions hereof.

Section 9.11.Invalidity of Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Article, Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Article, Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 9.12.Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 9.13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one agreement binding on all the parties hereto. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INDUSTRIAL PROPERTY TRUST

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Managing Director
Chief Financial Officer

INDEMNITEE

/s/ John P. Woodberry
John P. Woodberry